EXHIBIT INDEX

9. Opinion of counsel and consent to its use as to the legality of the securities being registered.

10.1 Consent of Independent Registered Public Accounting Firm for American Express Innovations(SM) Classic Variable Annuity.

10.2 Consent of Independent Registered Public Accounting Firm for American Express Innovations(SM) Classic Select Variable Annuity.

13.3 Power of Attorney to sign Amendments to this Registration Statement, dated June 7, 2005.